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                                   EXHIBIT 2.3
                                FUTURELINK CORP.

November 14, 1999

Matthew Schumacher
Michael Schumacher
Dean Schumacher
Async Technologies, Inc.
2065 E. West Maple Road
Suite C-304
Walled Lake, Michigan 48390

                  RE: PROSPECTIVE MERGER OF ASYNC TECHNOLOGIES, INC. WITH AND INTO FUTURELINK MICHIGAN ACQUISITION CORP.

Dear Matthew:

                  Reference is hereby made to that certain Agreement and Plan of Reorganization and Merger (the "Merger Agreement") dated as of September 7, 1999 and entered by and among FutureLink Distribution Corp., a Colorado corporation (since reincorporated as FutureLink Corp., a Delaware corporation, and hereinafter referred to as "Parent" for the purposes of the Merger Agreement and this Addendum thereto), FutureLink Michigan Acquisition Corp., a Delaware corporation, Async Technologies, Inc., a Michigan corporation, Async Technical Institute, Inc. (which has since been wound-up into Company), Matthew J. Schumacher, Michael K. Schumacher and Dean P. Schumacher, as first amended on October 29, 1999. Capitalized terms contained herein but otherwise not defined shall have the definition ascribed to them in the Merger Agreement.

                  The parties to the Merger Agreement hereby agree that the first sentence of Section 1.2 of the Merger Agreement, as presently amended, is hereby deleted and the following substituted therefor:

                  "The closing of the transactions contemplated hereby (the "Closing") shall take place as soon as practicable after a written satisfaction or waiver of each of the conditions set forth in Article VII hereof shall have been received by the Company or Parent, as the case may be, which date shall not be later than November 30, 1999 (the "Closing Date")."

                  The parties to the Merger Agreement hereby agree that Parent shall not complete any other material acquisition (valued at greater than $10,000,000) between the date hereof and November 30, 1999. The parties further agree that this prohibition on Parent's actions shall not include any agreements or arrangements to be entered into by Parent to acquire other entities, merely the completion or closing of any other material acquisition transactions.

                                           FUTURELINK CORP.,
                                           A Delaware corporation


                                           By: [signed: R. Kilambi]
                                           Name: Raghunath Kilambi
                                           Title: Chief Financial Officer

                                           [signatures continued on next page]

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                                           FUTURELINK MICHIGAN
                                           ACQUISITION CORP.,
                                           A Delaware corporation


                                           By: [signed: R. Kilambi]
                                           Name: Raghunath Kilambi
                                           Title: Chief Financial Officer



ACCEPTED AND AGREED BY:

ASYNC TECHNOLOGIES, INC.,
a Michigan corporation

By:    [signed: Matthew J. Schumacher]
Name: Matthew J. Schumacher
Title:  President


 [signed: Matthew J. Schumacher]
MATTHEW J. SCHUMACHER


  [signed: Michael K. Schumacher]
MICHAEL K. SCHUMACHER


  [signed: Dean P. Schumacher]
DEAN P. SCHUMACHER


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